Exhibit 99.1

      VALASSIS REPORTS REVENUES OF $260.6 MILLION IN THE SECOND QUARTER

                  COMPANY ENGAGED IN PLANS TO INTEGRATE ADVO

    LIVONIA, Mich., July 27 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI), the leading company in marketing services and Connective Media(TM), today announced financial results for the second quarter ended June 30, 2006. The company reported quarterly revenues of $260.6 million, down 5.7% from the second quarter of 2005. Second-quarter net earnings were $19.7 million, or $0.41 in earnings per share (EPS), within the company's revised EPS guidance range for the quarter of $0.38 to $0.42. EPS for the first six months of 2006 was $0.79 compared to $1.05* in 2005.

    "The first half of 2006 has been disappointing for our business and the industry in general," said Alan F. Schultz, Chairman, President and CEO of Valassis. "We are working toward improved revenue results and cost control for the back half of 2006. We are excited about the prospects of our pending acquisition of ADVO and the positive impact we believe the combination will have in creating value for both customers and shareholders."

    Quarterly Highlights

    -- Entered into a definitive merger agreement to acquire ADVO, Inc., the nation's leading direct mail media company. The combined company will be positioned to capture growth across the expanded product and service portfolio, delivering customized, targeted marketing solutions on a national, regional, ZIP code, sub-ZIP code and household basis.

    -- Signed a strategic alliance with Insignia Systems, Inc., a developer and marketer of in-store promotions, enabling Valassis to sell the Insignia POPSigns product line as a complement to the company's existing product portfolio.

    -- Elected Joseph B. Anderson, Jr., Chairman and CEO of TAG Holdings, LLC, to the Valassis Board of Directors. Anderson's success in building businesses in the United States and Asia and his experience and accomplishments as a leader will prove an asset to shareholders and employees.

    -- Named to IndustryWeek's "50 Best Manufacturing Companies" list for the third consecutive year. Valassis was distinguished for its outstanding manufacturing and financial performance.

Financial Highlights

                                     Three Months Ended                        Six Months Ended
                            -------------------------------------   -------------------------------------
                             June 30,     June 30,                   June 30,     June 30,
                               2006         2005        % Change       2006         2005        % Change
                            ----------   ----------    ----------   ----------   ----------    ----------
Total Revenues              $    260.6   $    276.4          -5.7%  $    508.2   $    555.7          -8.5%
Net Earnings                $     19.7   $     25.5*        -22.9%  $     37.7   $     53.8*        -29.8%
EPS, diluted                $     0.41   $     0.50*        -18.0%  $     0.79   $     1.05*        -24.8%

    * Excludes the pro-forma effect of stock option expense; including this expense, earnings for the three months ended June 30, 2005 would have been $23.7 million and EPS would have been $0.47, while earnings for the six months ended June 30, 2005 would have been $50.1 million and EPS would have been $0.98.

    -- SG&A expense was down 12.0%, despite an additional $1.3 million in stock option expense, to $30.7 million for the second quarter due to reductions in headcount and incentive compensation expenses.

    -- Cash and auction-rate securities at the end of the quarter were $148.7 million.

    -- The company's debt position, net of cash and auction-rate securities, was $111.3 million at quarter-end. The company noted that on June 6, 2006, the majority holders of the remaining Valassis Zero Coupon Senior Convertible Notes due 2021 put their notes to the company for $14.4 million in cash. The remaining $97,000 of these notes was called by Valassis on June 28, 2006 with an expected settlement in cash during the third quarter.

    -- Capital expenditures through the first six months of 2006 were $4.4 million in comparison to $15.8 million for the first six months of 2005.

    -- On July 6, 2006 the company announced it entered into a definitive merger agreement to acquire all outstanding common shares of ADVO stock for $37 per share in cash. The fully financed transaction is valued at approximately $1.3 billion (on a diluted basis), including approximately $125 million in existing ADVO debt which Valassis expects to refinance.

    Business Segment Discussion

    -- Market Delivered Free-standing Insert (FSI): Co-op FSI revenues for the second quarter were $117.0 million, down 12.9% from the second quarter of 2005. This decrease was due to a reduction in FSI pricing and a decline in industry volume, coupled with a slight decrease in market share, compared to the second quarter of 2005. Management noted that FSI cost of goods sold was down by a percentage in the mid-single digits for the quarter on a cost per thousand (CPM) basis due to a slight reduction in the cost of paper and a decrease in media costs resulting from higher page counts per book during the quarter and lower negotiated media rates.

    -- Market Delivered Run of Press (ROP): ROP revenues, generated from the brokering of advertising space on behalf of newspapers, were up 26.0% in the second quarter to $34.4 million due to a rebound in business from the telecommunications industry and new business from the pharmaceutical customer category. The ROP business segment earned $3.7 million in profit for the quarter, an increase of 146.7% over the second quarter of 2005.

    -- Neighborhood Targeted Products (Cluster Targeted): Neighborhood Targeted product revenues decreased 6.6% for the quarter to $67.4 million. This segment was impacted by a pullback in spending due to industry consolidations in the telecommunications and appliance manufacturing industries, and the reduction in spending of a specialty retail customer. The company also noted the timing of large sampling programs is skewed to the third quarter compared to 2005. Segment gross margin percentage declined over 300 basis points due to lower volumes and pricing pressure.

    -- Household Targeted Products (1 to 1): Household Targeted product revenues for the second quarter were $14.2 million, down 15.0% primarily due to the discontinuance of PreVision's agency business. The Household Targeted product segment was profitable for the quarter.

    -- International & Services: International & Services revenues are comprised of NCH Marketing Services, Valassis Canada and Promotion Watch. International & Services reported revenues of $27.6 million for the second quarter, up 7.0%, driven by new media products in France and Germany and increased revenue from Valassis Canada. Management also noted that the U.S. coupon clearing revenue and profit were down as a result of a reduced number of coupons distributed and redeemed.

    Outlook

    On June 26, 2006, the company announced that it lowered its diluted earnings per share (EPS) range for 2006 to be between $1.60 and $1.80. This EPS range excludes any impact of the pending acquisition of ADVO. Due to this pending acquisition expected to close in the September to October 2006 timeframe, the company has not provided specific guidance for the third and fourth quarter. The company expects to provide 2007 earnings guidance for the combined company before calendar year end, assuming the acquisition is closed.

    Conference Call Information

    Valassis will hold an investor call today to discuss its second-quarter results at 11 a.m. (EDT). The call-in number is (800) 218-0204. The call will simulcast on the company's Web site, at http://www.valassis.com , and replay through Aug. 9, 2006 at (800) 405-2236, pass code 11040294. This press release and the webcast will be archived on the company's Web site under "Investor."

    About Valassis

    Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine's "Best Companies to Work For" for nine consecutive years. Valassis subsidiaries include Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com .

    Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of Valassis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from Valassis' existing competitors; new competitors in any of Valassis' businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in Valassis' paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; changes which affect the businesses of Valassis customers and lead to reduced sales promotion spending; the ability and timing for the closing conditions to be satisfied in connection with Valassis' merger agreement with ADVO; and the ability for Valassis to achieve synergies in connection with the merger and the integration of ADVO successfully into its business. Valassis disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                          VALASSIS COMMUNICATIONS, INC.
                           Consolidated Balance Sheets
                                 (in thousands)

                                                  June 30,        Dec. 31,
Assets                                              2006           2005
-------------------------------------------     ------------    -----------
Current assets:

    Cash and cash equivalents                   $     58,828    $     64,320
    Auction-rate securities                           89,902          72,031
    Accounts receivable                              261,228         273,863
    Inventories                                       28,709          25,235
    Refundable income taxes                            3,129               -
    Deferred income taxes                              2,577           2,573
    Other                                             18,307          12,894

          Total current assets                       462,680         450,916

Property, plant and equipment, at cost               257,242         255,472

    Less accumulated depreciation                   (151,039)       (147,325)

    Net property, plant and equipment                106,203         108,147

Intangible assets                                    208,689         208,689

    Less accumulated amortization                    (75,001)        (74,724)

    Net intangible assets                            133,688         133,965

Investments                                              676             614

Other assets                                           9,892           4,041

          Total assets                          $    713,139    $    697,683

                          VALASSIS COMMUNICATIONS, INC.
                     Consolidated Balance Sheets, Continued
                                 (in thousands)

                                                  June 30,        Dec. 31,
Liabilities and Stockholders' Equity                2006            2005
-------------------------------------------     ------------    ------------
Current liabilities:

    Current portion, long-term debt             $         97    $     14,260
    Accounts payable and accruals                    256,320         264,877
    Progress billings                                 37,643          44,314

          Total current liabilities                  294,060         323,451

Long-term debt                                       259,913         259,896
Other liabilities                                     10,661          10,811

Stockholders' equity:

    Common stock                                         632             632
    Additional paid-in capital                        40,493          38,177
    Retained earnings                                624,673         586,927
    Treasury stock                                  (520,376)       (523,600)
    Accumulated other comprehensive
     gain                                              3,083           1,389

          Total stockholders' equity                 148,505         103,525

Total liabilities and stockholders'
 equity                                         $    713,139    $    697,683

                          VALASSIS COMMUNICATIONS, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                Quarter Ended    Quarter Ended
                                                ------------------------------
                                                  June 30,         June 30,              %
                                                    2006             2005              Change
                                                -------------    -------------    -------------
Revenues                                        $     260,593    $     276,427            - 5.7%

Costs and expenses:
    Costs of products sold                            197,972          200,009            - 1.0%
    Selling, general and
     administrative                                    30,653           34,830           - 12.0%
        Total costs and expenses                      228,625          234,839            - 2.6%

Earnings from operations                               31,968           41,588           - 23.1%

Other expenses and income:
    Interest expense                                    2,216            2,695           - 17.8%
    Other (income) and expenses                          (728)            (746)           - 2.4%
        Total other expenses and
         income                                         1,488            1,949           - 23.7%

Earnings before income taxes                           30,480           39,639           - 23.1%

Income taxes                                           10,791           14,115           - 23.5%

Net earnings                                    $      19,689    $      25,524           - 22.9%

Net earnings per common share,
 diluted                                        $        0.41    $        0.50           - 18.0%

Weighted average shares outstanding,
 diluted                                               47,863           50,808            - 5.8%

Supplementary Data
    Amortization                                $         138    $         185
    Depreciation                                        3,542            3,672
    Capital expenditures                                2,552            6,742

                          VALASSIS COMMUNICATIONS, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                6 Months Ended    6 Months Ended
                                                   June 30,          June 30,             %
                                                    2006               2005             Change
                                                --------------    --------------    -------------
Revenue                                         $      508,238    $      555,711            - 8.5%

Costs and expenses:
    Costs of products sold                             383,241           399,665            - 4.1%
    Selling, general and
     administrative                                     63,533            68,897            - 7.8%
        Total costs and expenses                       446,774           468,562            - 4.6%

Earnings from operations                                61,464            87,149           - 29.5%

Other expenses and income:
    Interest expense                                     5,071             5,372            - 5.6%
    Other (income) and expenses                         (2,082)           (1,820)          + 14.4%
        Total other expenses and
         income                                          2,989             3,552           - 15.9%

Earnings before income taxes                            58,475            83,597           - 30.1%

Income taxes                                            20,729            29,831           - 30.5%


Net earnings                                    $       37,746    $       53,766           - 29.8%

Net earnings per common share,
 diluted                                        $         0.79    $         1.05           - 24.8%

Weighted average shares outstanding,
 diluted                                                47,812            51,120            - 6.5%

Supplementary Data
    Amortization                                $          278    $          321
    Depreciation                                         7,081             7,329
    Capital expenditures                                 4,386            15,796

SOURCE  Valassis
    -0-                             07/27/2006
    /CONTACT:  Sherry Lauderback of Valassis, +1-734-591-7374,
Fax: +1-734-591-4503, lauderbacks@valassis.com /
    /Web site:  http://www.valassis.com /